UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2014

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On February 7, 2014, Uranium Resources, Inc. (“URI” or the “Company”) issued a press release announcing that the Company has entered into a securities purchase agreement with certain institutional investors to sell approximately $10.3 million of its common stock in a registered direct offering (the “Offering”). Under the terms of the securities purchase agreement, URI will issue an aggregate of 3,960,000 shares of common stock at a price of $2.60 per share. Closing is expected to take place on or about February 12, 2014, subject to the satisfaction of customary closing conditions. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

On February 6, 2014, the Company provided certain updated information in the prospectus supplement used in connection with the Offering:

•                  In the fourth quarter of 2011, the Company entered into an At-The-Market Sales Agreement (‘‘ATM Sales Agreement’’) with BTIG, LLC, allowing it to sell from time to time shares of its common stock having an aggregate offering price of up to $15.0 million through an ‘‘at-the-market’’ equity offering program. In January 2014, the Company sold 523,350 shares of its common stock under the ATM Sales Agreement for net proceeds of approximately $1.9 million. As of February 6, 2014, approximately $7.1 million remained available for future sales under the ATM Sales Agreement. Following the Offering, the Company estimates that General Instruction I.B.6 of Form S-3 will limit future sales under the ATM Sales Agreement to approximately $6.2 million.

•                  The Company had approximately $3.1 million in cash as of February 6, 2014. On average, the Company expended approximately $1.35 million of cash per month during 2013 and expects to spend $1.0 million per month during the balance of 2014.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 7, 2014

URANIUM RESOURCES, INC.

By:	/s/ Jeffrey L. Vigil
Name:	Jeffrey L. Vigil
Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 7, 2014.